Exhibit 13

                              AMENDED AND RESTATED
                           SHAREHOLDER SERVICING PLAN

      AMENDED AND RESTATED SHAREHOLDER SERVICING PLAN made as of the 29th day of September, 2006 by and between Merrill Lynch U.S. Treasury Money Fund, a Massachusetts business trust (the "Fund"), and the distributors listed on Exhibit A (each a "Distributor").

      WHEREAS, the Fund is a no-load, diversified, open-end investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which operates as a money market fund; and

      WHEREAS, each Distributor is a securities firm engaged in the business of selling shares of investment companies either directly to purchasers or through financial intermediaries, including without limitation, brokers, dealers, retirement plans, financial consultants, registered investment advisers and mutual fund supermarkets ("financial intermediaries"); and

      WHEREAS, the Fund has entered into a Distribution Agreement with each Distributor, pursuant to which each such Distributor acts as the distributor and representative of the Fund in the offer and sale of shares of beneficial interest of the Fund, to the public (such shares of beneficial interest being referred to herein as the "Distributor Fund Shares"); and

      WHEREAS, the Fund desires to adopt this Shareholder Servicing Plan (the "Plan") in the manner and on the terms and conditions hereinafter set forth, which Plan must be adopted pursuant to Rule 12b-1 under the Investment Company Act because the services for which compensation is to be provided under the Plan may include services associated with the distribution of Fund shares; and

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      WHEREAS, each Distributor desires to enter into the Plan on said terms and conditions; and

      WHEREAS, the Trustees of the Fund have determined that there is a reasonable likelihood that adoption of the Plan will benefit the Fund and its shareholders:

      NOW, THEREFORE, the Fund hereby adopts the Plan in accordance with Rule 12b-1 under the Investment Company Act and the parties hereto enter into this agreement on the following terms and conditions:

            1. The Fund is hereby authorized to pay each Distributor a fee under the Plan at the end of each month at the annual rate of 0.125% of the average daily net asset value of the Distributor Fund Shares sold through such Distributor for providing, or arranging for the provision of, account maintenance and sales and promotional activities and services with respect to shares of the Fund. Such expenditures may consist of the costs of making services available to shareholders (including assistance in connection with inquiries related to shareholder accounts), sales commissions to financial intermediaries for selling Distributor Fund Shares, compensation, sales incentives and payments to sales and marketing personnel and the payment of expenses incurred in sales and promotional activities (including advertising expenditures related to the Fund and the costs of preparing and distributing promotional materials). The fee may also be used to pay the financing costs of carrying the unreimbursed expenditures described in this Paragraph 1. Payment of the fee described in this Paragraph 1 shall be subject to any limitations set forth in any applicable regulation of the National Association of Securities Dealers, Inc.

            2. Each Distributor shall provide the Fund for review by the Trustees, and the Trustees shall review, at least quarterly, a written report complying with the

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      requirements of Rule 12b-1 regarding the disbursement of the fee during such period. The report shall include an itemization of the distribution and shareholder servicing expenses made by that Distributor, the purpose of such expenditures and a description of the benefits derived by the Fund therefrom.

            3. In the event that the aggregate payments received by a Distributor under the Plan in any year shall exceed the amount of the distribution and shareholder servicing expenditures incurred by such Distributor in such year, that Distributor shall be required to reimburse the Fund the amount of such excess.

            4. Each Distributor will use its best efforts in rendering and causing its employees to render services to the Fund, but in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder, neither Distributor shall be liable to the Fund or any of its shareholders for any error of judgment or mistake of law or for any act of omission or for any losses sustained by the Fund or its shareholders.

            5. Nothing contained in the Plan shall prevent either Distributor or any affiliated person of that Distributor from performing services similar to those to be performed hereunder for any other person, firm or corporation or for its or their own accounts or for the accounts of others.

            6. The Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Fund and (b) those Trustees of the Fund who are not "interested persons" of the Fund, as defined in the investment Company Act, and have no direct or indirect financial interest in the operation of this Plan or any agreements

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      related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting or meetings called for the purpose of voting on the Plan.

            7. The Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Paragraph 6.

            8. The Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding voting securities of the Fund.

            9. The Plan may not be amended to increase materially the fee provided for in Paragraph 1 unless such amendment is approved in the manner provided for initial approval in Paragraph 6, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in Paragraph 6.

            10. While the Plan is in effect, the selection and nomination of the Trustees who are not interested persons, as defined in the Investment Company Act, of the Fund shall be committed to the discretion of the Trustees who are not interested persons.

            11. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 2, for a period of not less than six years from the date of the Plan, or the agreements or such report, as the case may be, the first two years in an easily accessible place.

            12. The Declaration of Trust establishing Merrill Lynch U.S. Treasury Money Fund, dated October 30, 1990, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of

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      Massachusetts, provides that the name "Merrill Lynch U.S. Treasury
      Money Fund" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally, and no Trustee, shareholder, officer, employee or agent of Merrill Lynch U.S. Treasury Money Fund shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim of said Merrill Lynch U.S. Treasury Money Fund, but the "Trust Property" only shall be liable.

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      WHEREAS, the parties hereto have executed and delivered this Amended and
Restated Shareholder Servicing Plan as of the date first above written.

                                        MERRILL LYNCH U.S. TREASURY MONEY FUND

                                        By:_____________________________________

                                        BLACKROCK DISTRIBUTORS, INC.

                                        By: ____________________________________

                                        FAM DISTRIBUTORS, INC.

                                        By: ____________________________________

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                                                                       EXHIBIT A

Distributors

BlackRock Distributors, Inc.
FAM Distributors, Inc.